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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): February 1, 2000


                                   AETNA INC.
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             (Exact Name of Registrant as Specified in its Charter)
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    Connecticut                  1-11913                    02-0488491
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   (State or Other              (Commission               (IRS Employer
   Jurisdiction of              File Number)            Identification No.)
    Incorporation)




         151 Farmington Avenue
         Hartford, Connecticut                            06156
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(Address of Principal Executive Offices)               (Zip Code)




                                 (860) 273-0123
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              (Registrant's telephone number, including area code)
          -------------------------------------------------------------




                                       N/A
          -------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)
          -------------------------------------------------------------


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



ITEM 5.  Other Events.

     On February 1, 2000, Aetna Inc. (the "Company") announced that, following a review by the staff of the Securities and Exchange Commission (the "SEC"), the Company will amend previously issued financial statements and related disclosures for 1998 as well as the first three quarters of 1999. The restatements will have no impact on the Company's total net income in 1998. In 1999, the Company's net income will be reduced by approximately $10 million, or $0.07 per share, for both the first and second quarter and increased by approximately $30 million, or $0.20 per share, for the third quarter.

     The restatements primarily relate to the classification and timing of amounts earned by the Company following the sale of its behavioral health business, Human Affairs International, Incorporated ("HAI") to Magellan Health Services, Inc. ("Magellan") in December 1997. The Company also has agreed to changes in certain aspects of the Prudential HealthCare accounting, which will not materially impact the Company's previously reported results.

     When the Company sold HAI, it also entered into a long-term agreement with Magellan. The amounts earned under that agreement will be reclassified from operating income to capital gains. As a result: (a) the Company's 1998 operating earnings will be reduced by approximately $39 million after-tax, with a similar increase to capital gains; (b) for each of the first three quarters of 1999, the Company's operating earnings will be reduced by approximately $10 million after-tax; (c) the Company will record an additional $39 million capital gain in the third quarter of 1999; and (d) the Company's operating earnings are projected to be reduced by approximately $10 million for the fourth quarter of 1999. To the extent that the Company earns future amounts during the remainder of the term of the Magellan agreement (through 2002), those amounts also will be reflected as capital gains.

     The changes in the Prudential HealthCare accounting will increase the Company's third quarter 1999 operating earnings by less than $1 million after-tax and are projected to result in an approximately $7 million after-tax reduction in operating earnings for the fourth quarter 1999.

     The Company expects in the near future to file an amended Form 10-K for 1998 and an amended Form 10-Q for each of the first three quarters of 1999, reflecting these changes and certain additional disclosures.

     Certain information in this Current Report is forward looking, including estimates of the amounts to be restated for 1998 and the first three quarters of 1999 and projections concerning the impact of accounting changes on the Company's results for the fourth quarter of 1999. That information is based on management's current estimates, assumptions and projections. The estimated amounts of restatement are also subject to completion and audit of the Company's restated financial statements. For further discussion of important risk factors that may materially affect the Company and these forward-looking statements, see the risk factors contained in the Company's Report on Form 10-Q for the third quarter of 1999 filed with the SEC, which risk factors are incorporated herein by reference.

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



                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         AETNA INC.



Dated: February 1, 2000                  By    /s/ Alan M. Bennett
                                               ---------------------------------
                                               Name: Alan M. Bennett
                                               Title:   Vice President and
                                                        Corporate Controller



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